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Community Central Bank Corp. – Ray Colonius - P:586 783-4500

COMMUNITY CENTRAL BANK CORPORATION
RAISES EQUITY CAPITAL                                                                                                                                Immediate Release

MOUNT CLEMENS, Mich., January 6, 2009 -- Community Central Bank Corporation (NGM:CCBD), the holding company for Community Central Bank, today announced that it has sold $3.3 million of noncumulative convertible perpetual preferred stock in a private transaction.  The preferred stock was sold to several existing directors and other local investors.

Dave Widlak, President and CEO commented, “We are appreciative of our community’s continued confidence in the financial strength and prospects of Community Central Bank.  While we cannot count upon the availability of the US Treasury Department’s Capital Purchase Program to banks of our size in Southeastern Michigan, the credit needs in our communities continue to reach critical levels as the large multi-state banks pull back and reduce available credit. It falls upon community banks such as ours to meet those credit needs; and in order to grow to meet those needs requires a larger capital base.”

Dividends on the preferred stock are payable quarterly in arrears at a rate of 12.00% per annum, if and when declared by the Company’s Board of Directors. The shares are convertible into common stock at the option of the holder at an initial conversion price per share of $10.00. On or after January 1, 2010, the preferred stock will be subject to mandatory conversion into common stock under certain circumstances.

The additional capital will enhance our capital ratios, which were already above the regulatory requirements for well-capitalized banks.  The initial closing resulted in gross proceeds of $3.3 million.  The Company may hold subsequent closings and issue more preferred stock, up to an aggregate of $7.0 million, as additional subscriptions are received.  The Company is also carefully evaluating the U.S. Treasury Department’s Capital Purchase Program for making equity investments in banks, and may participate in that program if available.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the absence of an effective registration statement under the Securities Act and applicable state securities laws or exemption from these registration requirements. This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

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Community Central Bank Corporation
Raises Equity Capital

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area, and Central and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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